Exhibit 99.1

Phio Pharmaceuticals Reports Third Quarter 2026 Financial Results and Business Update as it Advances PH-762 Toward Phase 2b Study Initiation

PH-762 Program Accomplishes Major Development Milestones Including Completion of Commercial-Scale cGMP Manufacturing, Treatment in Long-Term Toxicology Study, and Submission of Key Regulatory Documents to FDA

KING OF PRUSSIA, PA, November 5, 2026 (NEWSFILE) – Phio Pharmaceuticals Corp. (NASDAQ: PHIO), a clinical-stage biotechnology company developing therapeutics using its proprietary INTASYL® gene-silencing technology to eliminate cancer, today reported financial results for the quarter ended September 30, 2026, and provided a business update.

“We have successfully executed on critical development objectives to advance the PH-762 program toward Phase 2b study initiation,” said Robert J. Bitterman, President and Chief Executive Officer of Phio Pharmaceuticals. “Commercial-scale drug substance manufacturing was completed and shipped to our drug product manufacturer in preparation for making clinical trial supply material. We have submitted detailed information to FDA providing final analysis of our Phase 1b clinical trial and the fundamentals of our intended upcoming Phase 2b study.”

PH-762 Development Update

PH-762 was evaluated in a U.S. multicenter Phase 1b dose-escalation clinical trial assessing intratumoral administration in patients with cutaneous squamous cell carcinoma (cSCC), melanoma, and Merkel cell carcinoma. The study (NCT 06014086) was designed to evaluate the safety and tolerability of neoadjuvant treatment with PH-762, assess tumor response, and identify a dose or dose range for further clinical development.  The study enrolled 22 patients, consisting of 20 patients with cutaneous squamous cell carcinoma, one patient with melanoma, and one patient with Merkel cell carcinoma.

The clinical trial was completed in June 2026, and the final clinical study report was submitted to FDA with a meeting request and briefing document outlining the nonclinical and clinical pharmacology programs, scientific rationale for continued development, completed Phase 1b results, and details of the planned Phase 2b neoadjuvant study in cSCC. The submission seeks FDA feedback on the proposed development strategy and next steps, with a response expected from the FDA by the end of November 2026.

The Company also announced the successful release of its first commercial-scale cGMP batch of PH-762 drug substance (active pharmaceutical ingredient), representing an important CMC (chemistry, manufacturing and controls) milestone that supports the planned Phase 2b clinical program, which is expected to be initiated in the first quarter of 2027.

Scientific and Corporate Activities

During the quarter, the Company presented PH-762 Phase 1b clinical trial data at scientific and investor conferences and roadshows.  These included the Life Sciences Future Conference, King of Prussia, PA, H.C. Wainwright Conference, NYC, NIBA 153rd Conference, Fort Lauderdale, FL, Life Sciences Virtual Investor Conference, and Renmark Financial Virtual Non-Deal Roadshows.

The Company further strengthened its intellectual property position through multiple patent-related achievements during the quarter. Phio’s patent portfolio currently includes 56 issued patents and 34 pending applications worldwide, providing broad protection for its INTASYL® self-delivering RNAi therapeutic platform and product candidates through at least 2038, with additional pending applications extending potential protection into 2044.

Financial Results

Cash Position

As of September 30, 2026, we had cash and cash equivalents of $10.6 million as compared with $21.0 million at December 31, 2025.  The Company continues to focus its resources on advancing PH-762 while prudently managing general and administrative expenses.

Research and Development Expenses

Research and development expenses for the three months ended September 30, 2026 were $3.0 million, an increase of $1.9 million or 159%, compared with the three months ended September 30, 2025.  The increase was primarily driven by a $1.5 million increase in nonclinical toxicology study costs, drug substance costs and clinical supplies costs as compared to the clinical study costs that occurred during the prior year period, and a $0.3 million increase in other development related costs.

Research and development expenses for the nine months ended September 30, 2026 were $8.9 million, an increase of $5.8 million or 180% as compared with the nine months ended September 30, 2025. The increase in research and development expenses was primarily driven by a $4.5 million increase in nonclinical toxicology study costs, drug substance costs and clinical supplies costs, all of which were associated with advancing the PH-762 program. In addition, research and development expenses increased by approximately $0.3 million related to employee headcount costs, $0.6 million related to outside services and consultants and $0.2 million related to patent activity.

Management believes that research and development expenses will continue to increase as we advance our PH-762 program.

General and Administrative Expenses

General and administrative expenses for the three months ended September 30, 2026 were $1.2 million, a decrease of $100 thousand or 9%, compared with the three months ended September 30, 2025. This decrease was primarily driven by a reduction in outsourced consulting services.

General and administrative expenses for the nine months ended September 30, 2026 increased 6% or $200 thousand as compared with the nine months ended September 30, 2025.  The increase was primarily driven by a $1.2 million increase in employee costs, of which $0.7 million related to increased stock-based compensation expenses. This increase was partially offset by a $1.1 million decrease in outside services and consultant expenses as compared to the prior year period.

Net Loss

Net loss was $4.2 million for the three months ended September 30, 2026 as compared with $2.4 million for the three months ended September 30, 2025. The increase in net loss was attributable to higher research and development expenses associated with advancing the PH-762 program.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage biopharmaceutical company advancing its proprietary INTASYL® siRNA gene silencing technology to eliminate cancer. Phio’s INTASYL compounds are designed to enhance the body’s immune cells to more effectively kill cancer cells. Phio’s lead clinical development program is an INTASYL compound, PH-762, that silences the PD-1 gene implicated in various forms of skin cancer. The Phase 1b trial (NCT# 06014086) evaluated PH-762 for the treatment of cutaneous squamous cell carcinoma, melanoma and Merkel cell carcinoma. PH-762 is a potential non-surgical treatment for skin cancers.

For additional information, visit the Company’s website, www.phiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. These statements, which include statements, among other things, regarding the possibility that our INTASYL® siRNA gene silencing technology will make the body’s immune cells more effective in killing cancer cells, the potential for PH-762 to present a viable non-surgical alternative for skin cancer,   our plans and expectations regarding FDA submissions and related interactions, including our expectation that the FDA will respond to our most recent submission in November 2026, our expectations that such FDA submissions and any related FDA meetings will clarify next steps in advancing the PH-762 development program, our belief that the release of our first commercial scale cGMP batch of PH-762 drug substance (active pharmaceutical ingredient) validates our supply chain readiness, supports our clinical development and potential commercialization strategy for PH-762, details regarding our planned non-clinical toxicology study, and our ability to support ongoing clinical development, expectations regarding our intellectual property position, operational requirements and strategic initiatives with the capital we currently have on hand, are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact of future FDA interactions on the development of our product candidates; the impact to our business and operations by inflationary pressures; recession fears; the development of our product candidates, results from our nonclinical, preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those risks identified in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the U.S. Securities and Exchange Commission. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Jennifer Phillips: jphillips@phiopharma.com

Corporate Affairs

PHIO PHARMACEUTICALS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Operating expenses:
Research and development	$3,062	$1,181	$8,936	$3,141
General and administrative	1,206	1,324	3,767	3,545
Total operating expenses	4,268	2,505	12,703	6,686
Operating loss	(4,268)	(2,505)	(12,703)	(6,686)
Interest income, net	105	113	395	357
Other income, net	3	-	7	2
Net loss	$(4,160)	$(2,392)	$(12,301)	$(6,327)
Basic and diluted	$(0.36)	$(0.44)	$(1.06)	$(1.30)
Weighted average number of common shares outstanding
Basic and diluted	11,689,942	5,468,584	11,641,747	4,859,134

PHIO PHARMACEUTICALS CORP.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(Unaudited)

	September 30,	December 31,
ASSETS	2026	2025
Current assets:
Cash and cash equivalents	$10,609	$21,031
Prepaid expenses and other current assets	701	445
Total current assets	11,310	21,476
Property and equipment, net	7	11
Total assets	$11,317	$21,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$886	$435
Accrued expenses	1,811	905
Total liabilities	2,697	1,340
Commitments and contingencies
Stockholders' equity:
Series D Preferred stock, $0.0001 par value, 10,000,000 shares authorized; 0 issued and outstanding at each of September 30, 2026 and December 31, 2025	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 11,951,632 and 11,617,250 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	1	1
Additional paid-in capital	175,974	175,200
Accumulated deficit	(167,355)	(155,054)
Total stockholders' equity	8,620	20,147
Total liabilities and stockholders' equity	$11,317	$21,487